                                                                EXHIBIT 99.f.11


                          FIRST UNION SECURITIES, INC.
                          One First Union Center, TW-6
                        Charlotte, North Carolina 28288

June 6, 2001

MCG Credit Corporation
1100 Wilson Boulevard, Suite 800
Arlington, Virginia 22209

Re:  MCG Master Trust
     ----------------

Ladies and Gentlemen:

Reference is made to Note Purchase Agreement dated as of June 1, 2000 (the "Note Purchase Agreement") among MCG Master Trust (the "Trust"), MCG Credit Corporation (the "Originator"), Variable Funding Capital Corporation ("VFCC") and First Union Securities, Inc. ("FUSI"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Note Purchase Agreement or Appendix A to the Sale and Servicing Agreement (as defined in the Note Purchase Agreement).

INITIAL AMENDMENTS
------------------

You have requested that certain amendments be made to the Note Purchase Agreement, the Sale and Servicing Agreement, the Series 2000-1 Terms Supplement and certain related ancillary documents (collectively, the "Amendments"). The text of the Amendments have been reviewed by you previously. This letter confirms our understanding that the Amendments will not become effective until you furnish us with evidence satisfactory to us that each of the following conditions precedent has been satisfied:

          1. The Commercial Loans originated to AMI Telecommunications Corp. (f/k/a AMI Telecommunications Acquisition Corp.) and I-55 Internet Services, Inc. shall have been removed from the calculation of the Borrowing Base, and such Commercial Loans will not be included in such calculation without our prior written consent.

          2. The Originator shall have delivered to us an officer's certificate relating to the authorization, execution and delivery by the Originator of the Swingline Note (as defined in Amendment No. 1 to the Note Purchase Agreement) and certifying that the performance by the Originator of its obligations under the Swingline Note does not conflict with or result in a breach of or default under the Originator's Certificate of Incorporation or by-laws or any material agreement to which the Originator is a party.

          3. The Originator shall have lowered the Risk Rating on each of the following Commercial Loans to 7.00: Fawcette Technical Publications Holding and New Northwest Broadcasters LLC. Further, for purposes of determining the Concentration

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     and Mix Criteria, the Originator shall not improve the Risk Rating of these
     Commercial Loans without our prior written consent.

          4. The Originator shall have paid to Stroock & Stroock & Lavan LLP their fees and expenses incurred in connection with the Amendments.


SUBSEQUENT AMENDMENTS
---------------------

We understand that you expect to complete your initial public offering (the "IPO") within the next few weeks. In connection with the IPO, you anticipate merging the Seller into the Originator, with the Originator being the surviving entity (the "Merger"), and changing the survivor's name to "MCG Capital Corporation". As a result of these and other changes to your structure, subsequent amendments will be required for the Note Purchase Agreement, the Sale and Servicing Agreement, the Series 2000-1 Terms Supplement and certain related ancillary documents (collectively, the "Subsequent Amendments").

While the exact terms of the Subsequent Amendments have not been prepared, you have requested our consent to (i) the Merger and (ii) the removal of all Supplemental Interests from the Trust. We hereby give such consent, effective upon the satisfactory completion of each of the following conditions precedent:

        1. Such Amendments to the Basic Documents have been entered into as we believe are necessary.

        2. Opinions of your counsel to the effect (in each case subject to customary qualifications and exceptions) that (i) the interests of the Indenture Trustee in the Commercial Loans are attached, perfected and subject to no prior liens, (ii) each of the Basic Documents to which MCG Capital Corporation is a party is a legal, valid, binding and enforceable obligation, (iii) routine corporate power and authority matters as to MCG Capital Corporation, (iv) the Trust is not an "investment company" as defined in the Investment Company Act of 1940, as amended, or otherwise required to be registered under said Act, and
        (v) as to such other or additional matters as we may reasonably request.

        3. An opinion of your counsel (subject to customary qualifications and exceptions) to the effect that the transfer of the Commercial Loans from MCG Capital Corporation to the Trust is a "true sale".

        4. An opinion of your counsel as to the "non-consolidation" between MCG Capital Corporation and the Trust.

        5. UCC Financing Statements reflecting the Amendments shall have been sent for filing in all jurisdictions necessary to protect the first priority security interest of the Trust and the Indenture Trustee in the Collateral.

        6. the Originator shall have paid to Stroock & Stroock Lavan LLP their fees and disbursements incurred in connection with the Subsequent Amendments.
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Further, within five business days of us furnishing to you a pledge agreement, you shall pledge to the Indenture Trustee, for the benefit of the Noteholders, the Supplemental Interests listed on Schedule A thereto, along with all Supplemental Interests owned currently by the Trust.

Please indicate your agreement to the foregoing by signing below in the space provided.

                                Very truly yours,



                                FIRST UNION SECURITIES, INC.

                                By
                                   --------------------------
                                   Name:
                                   Title:

Consented to and Agreed.

MCG CREDIT  CORPORATION

By
   ----------------------
   Name:
   Title:
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                                                                      SCHEDULE A


Schedule of Supplemental Interests




Obligor                       Type of Supplemental Interest         Value
-------                      --------------------------------  ----------------

Netplexus Corporation        Preferred Stock                           $765,805
The e-Media Club LLC         LLC Membership Interests                  $ 60,000
Talk America Holdings, Inc.  Warrant for Common Stock                  $ 24,750
                                                                       --------

     Total                                                             $850,555
                                                                       ========